Exhibit 99.1

Friday, July 31, 2020

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR SECOND QUARTER 2020; DECLARES 29 CENT DIVIDEND

•	Second Quarter 2020 Net Income of $0.96 per Basic Common Share
•	Results Reflected a Loan Loss Provision of $1.8 Million Primarily Due to Risks Associated with COVID-19 Pandemic
•	Common Equity Tier 1 and Total Capital Ratios of 11.9% and 13.2%, Respectively
•	Non-Performing Assets were 0.37% of Total Assets
•	Salisbury Bank was Added to Russell 3000® Index as of June 29, 2020

Lakeville, Connecticut, July 31, 2020 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ Capital Market: “SAL”), the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its second quarter ended June 30, 2020.

Net income allocated to common shareholders was $2.7 million, or $0.96 per common share, for the quarter ended June 30, 2020 (second quarter 2020), compared with $2.0 million, or $0.72 per common share, for the first quarter ended March 31, 2020 (first quarter 2020), and $2.7 million, or $0.96 per common share, for the second quarter ended June 30, 2019 (second quarter 2019). Results for second quarter 2020 included a loan loss provision of $1.8 million, which was partly offset by fee income of $369 thousand and interest income of $192 thousand on loans recorded under the Small Business Administration’s Paycheck Protection Program (PPP). Additionally, during second quarter 2020, the Bank recorded a credit to compensation expense of $544 thousand to defer the cost of originating such PPP loans over their loan term.

Salisbury’s President and Chief Executive Officer, Richard J. Cantele, Jr., stated, “The pandemic continues to weigh heavily on businesses and consumers as we all adapt to the new “normal”. Despite a higher provision for loan losses, we reported solid results for the second quarter and we continued to bolster our capital base. We remain steadfast in our commitment to help our customers navigate through this period of uncertainty. In addition, we have accelerated our charitable giving to many non-profits in the communities served by the Bank. During the second quarter, the employees of Salisbury Bank processed almost 900 PPP applications for nearly $100 million in loans resulting in approximately 10,500 jobs preserved. In addition, Salisbury assisted hundreds of customers adversely effected by the COVID-19 pandemic with waivers of fees and short-term loan payment deferments. All Salisbury Bank branches reopened to customers on July 8th, and we remain committed to providing outstanding customer service and supporting our local communities during this crisis.”

Net Interest and Dividend Income

Tax equivalent net interest income of $9.8 million for the second quarter 2020 increased $832 thousand, or 9.3%, versus first quarter 2020, and increased $1.3 million, or 15.3%, versus second quarter 2019. Interest income increased $0.2 million, or 2.0%, compared to first quarter 2020 and increased $0.1 million, or 1.3%, compared with second quarter 2019. Second quarter 2020 included PPP fees and interest of $369 thousand and $192 thousand, respectively. The cost of interest bearing liabilities declined $0.6 million, or 31.3%, from first quarter 2020 and declined $1.2 million, or 46.7%, from second quarter 2019. Average earning assets increased $114.3 million, or 10.7%, versus first quarter 2020, and increased $116.5 million, or 11.0%, versus second quarter 2019. Average earning assets for second quarter 2020 included average PPP loan balances of $76.6 million. Average total interest bearing liabilities increased $42.2 million, or 5.5%, versus first quarter 2020 and increased $29.2 million, or 3.7%, versus second quarter 2019. The increase from prior periods primarily reflected the funding of PPP loans. The tax equivalent net interest margin for the second quarter 2020 was 3.31% compared with 3.35% for the first quarter 2020 and 3.19% for the second quarter 2019. See SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income on pages 8-9 of this release for additional details.

Non-Interest Income

Non-interest income of $2.3 million for second quarter 2020 increased $71 thousand versus first quarter 2020 and decreased $232 thousand versus second quarter 2019. To help support the financial needs of our customers and the communities in our markets, the Bank waived approximately $240 thousand and $270 thousand of deposit and transaction fees in second quarter and the six month period ended June 30, 2020, respectively. Non-interest income for the second quarter 2020 included realized gains of $181 thousand on the sale of available-for-sale securities compared with negligible realized gains in the first quarter 2020 and realized gains of $281 thousand in the second quarter 2019.

Trust and Wealth Advisory fees of $1.0 million were essentially unchanged versus first quarter 2020 and decreased slightly versus second quarter 2019. Assets under administration were $704.1 million as of June 30, 2020 compared with $639.5 million at March 31, 2020 and $713.3 million as of June 30, 2019. Discretionary assets under administration of $480.5 million in second quarter 2020 increased from $425.4 million in first quarter 2020 and $464.5 million in second quarter 2019. The growth from first quarter 2020 primarily reflected higher market valuations whereas the growth versus second quarter 2019 primarily reflected new business activity. Non-discretionary assets under administration were $223.6 million in second quarter 2020 compared with $214.1 million in first quarter 2020 and $248.8 million in second quarter 2019. The increase from first quarter 2020 primarily reflected higher valuations whereas the decline from second quarter 2019 primarily reflected a lower valuation of shares in a partnership for one significant client relationship for which the trust and wealth business recorded only a nominal annual fee.

Service charges and fees of $598 thousand decreased $307 thousand versus first quarter 2020 and decreased $414 thousand versus second quarter 2019. The decrease from the comparative quarters primarily reflected waived deposit and transaction fees as a result of COVID-19 pandemic.

Income from sales and servicing of mortgage loans of $318 thousand increased $190 thousand versus first quarter 2020 and increased $237 thousand from second quarter 2019. Mortgage loans of $14.7 million were sold during the second quarter 2020 compared with sales of $3.2 million for first quarter 2020 and $0.3 million in second quarter 2019.

Non-Interest Expense

Non-interest expense of $6.8 million for second quarter 2020 decreased $147 thousand versus first quarter 2020 and decreased $650 thousand versus second quarter 2019. Compensation expense of $3.4 million for second quarter 2020 decreased $548 thousand from first quarter 2020 and decreased $553 thousand versus second quarter 2019. The decline from the comparative quarters primarily reflected the deferral of compensation costs associated with originating PPP loans. The deferred compensation costs will be amortized into income over the term of the PPP loans as an offset to loan interest income.

Excluding compensation, other non-interest expenses of $3.3 million for second quarter 2020 increased $400 thousand from first quarter 2020 and declined $96 thousand from second quarter 2019. The increase from first quarter 2020 primarily reflected higher premises and equipment charges and increased consulting costs as well as the acceleration of restricted equity awards for retiring directors and the timing of community support contributions. The decrease from second quarter 2019 primarily reflected OREO losses in second quarter 2019, partly offset by higher consulting costs.

The effective income tax rates for second quarter 2020, first quarter 2020 and second quarter 2019 were 18.1%, 14.4% and 18.1%, respectively. The lower tax rate in first quarter 2020 primarily reflected the effect of tax-exempt income from municipal bonds, tax advantaged loans and bank-owned life insurance on a comparatively lower level of pre-tax income.

Loans

Gross loans for second quarter 2020 included $98.9 million in PPP loans, which are categorized as commercial & industrial loans in the below table, and deferred fees of $2.6 million. Excluding PPP loans, gross loans receivable were $956.4 million at June 30, 2020, compared with $959.8 million at March 31, 2020, and $919.5 million at June 30, 2019. Including PPP loans, the ratio of gross loans to deposits for second quarter 2020 was 97.0% compared with 99.4% for first quarter 2020 and 96.7% for second quarter 2019. Balances by loan type for the comparative periods were as follows:

Loan Type	Q2 2020	Q1 2020	Q2 2019
Residential Real Estate	$437,198	$432,241	$419,811
Commercial Real Estate	323,634	321,358	298,121
Commercial & Industrial	247,440	157,573	163,487
Farm Land	3,324	3,612	3,714
Vacant Land	13,879	14,488	8,050
Municipal	20,707	20,964	19,782
Consumer	7,886	8,195	5,166
Deferred (Fees) Costs	(1,339)	1,329	1,329
Gross Loans Receivable	$1,052,729	$959,760	$919,460

Asset Quality

In March 2020, Salisbury implemented a loan payment deferral program which allowed residential, commercial and consumer borrowers, who have been adversely affected by the COVID-19 pandemic, to defer loan payments for up to three months. Customers may also apply for additional deferments. As of June 30, 2020, loan payments were deferred on 124 residential and consumer loans ($35 million loan balance) and 200 commercial loans ($136 million loan balance).

Non-performing assets increased $1.6 million during second quarter 2020 to $4.8 million, or 0.37% of total assets at June 30, 2020, from $3.2 million, or 0.28% of total assets at March 31, 2020, and decreased $0.7 million from $5.5 million, or 0.49% of total assets, at June 30, 2019.

The amount of total impaired and potential problem loans decreased $1.3 million during the second quarter ended June 30, 2020 to $26.9 million (2.55% of gross loans receivable), compared to $28.1 million, or 2.93% of gross loans receivable at March 31, 2020, and increased $4.6 million from $22.2 million, or 2.42% of gross loans receivable at June 30, 2019.

Accruing loans receivable 30-to-89 days past due decreased $3.5 million during second quarter 2020 to $2.7 million, or 0.25% of gross loans receivable, from $6.1 million, or 0.64% of gross loans receivable at March 31, 2020, and increased $0.2 million from $2.5 million, or 0.27% of gross loans receivable at June 30, 2019.

The allowance for loan losses at June 30, 2020 was $12.4 million compared with $10.6 million at March 31, 2020 and $8.9 million at June 30, 2019. The provision for loan losses expense was $1.8 million for second quarter 2020 versus $1.7 million for first quarter 2020, and $151 thousand for second quarter 2019. The provision for second quarter reflected management’s assessment of the impact of the COVID-19 pandemic on certain qualitative and environmental factors and impaired loans. Net loan charge-offs (recoveries) were $55 thousand for the second quarter 2020, ($17) thousand for first quarter 2020 and $15 thousand for the second quarter 2019. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, was 1.18% for the second quarter 2020, versus 1.11% for first quarter 2020 and 0.97% for second quarter 2019.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Deposits and Borrowings

Deposits were $1.1 billion at June 30, 2020 compared with $965.6 million at March 31, 2020 and $950.7 million at June 30, 2019. Deposits at June 30, 2020 included brokered deposits, including CDARS one-way buys, of $38.2 million compared with $58.2 million at March 31, 2020 and $52.7 million at June 30, 2019. Average total deposits for the second quarter 2020 were $1.0 billion compared with $949.4 million for the first quarter ended March 31, 2020 and $947.1 million for the second quarter ended June 30, 2019. Average total deposits for the second quarter 2020 included average brokered deposits of $44.2 million compared with $33.3 million for first quarter 2020 and $56.4 million for second quarter 2019.

Federal Home Loan Bank of Boston (FHLB) advances of $55.1 million at June 30, 2020 increased $14.2 million from March 31, 2020 and increased $22.3 million from June 30, 2019. Salisbury’s excess borrowing capacity at FHLBB was approximately $223 million at June 30, 2020.

Capital

Book value per common share increased $0.61 during the second quarter to $41.66 per share at June 30, 2020 and increased $3.07 from the second quarter 2019. Tangible book value per common share increased $0.66 during second quarter 2020 to $36.51 at June 30, 2020 and increased $3.23 from the second quarter 2019.

Shareholders’ equity increased $2.3 million in second quarter 2020 to $118.4 million at June 30, 2020 as net income of $2.7 million, unrealized gains in the Available-For-Sale portfolio of $0.2 million and the issuance of restricted stock awards of $0.2 million was partly offset by common stock dividends paid of $0.8 million.

The Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At June 30, 2020, the Bank’s Tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 8.95%, 13.15%, and 11.90%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively.

Dividends on Common Shares

The Board of Directors of Salisbury declared a $0.29 per common share quarterly cash dividend at its July 31, 2020 meeting. The dividend will be paid on August 28, 2020 to shareholders of record as of August 14, 2020.

Inclusion in the Russell 3000® Index

As previously announced, Salisbury was added to the Russell 3000® Index at the conclusion of the 2020 Russell Indexes annual reconstitution, effective as of the US market open on Monday, June 29, 2020. The annual Russell Indexes reconstitution captures the 4,000 largest US stocks as of May 8, 2020, ranking them by total market capitalization. Membership in the US all-cap Russell 3000® Index, which remains in place for one year, means automatic inclusion in the small-cap Russell 2000® Index, as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market capitalization rankings and style attributes. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Russell Indexes are part of FTSE Russell, a leading global index provider.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, New Paltz, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a broad spectrum of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

This news release may contain statements relating to Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.

Investor presentation slides, which include a review of financial results and trends through the period ended June 30, 2020, are available in the Shareholder Relations section of Salisbury’s website at salisburybank.com under Shareholder Relations/News & Market -*Information/Presentations simultaneously with this Release.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)	June 30, 2020	December 31, 2019
ASSETS	(unaudited)
Cash and due from banks	$7,391	$7,406
Interest bearing demand deposits with other banks	77,104	19,479
Total cash and cash equivalents	84,495	26,885
Interest bearing Time Deposits with Financial Institutions	750	750
Securities
Available-for-sale at fair value	89,452	91,801
CRA mutual fund at fair value	912	882
Federal Home Loan Bank of Boston stock at cost	3,353	3,242
Loans held-for-sale	5,313	332
Loans receivable, net (allowance for loan losses: $12,371 and $8,895)	1,040,358	927,413
Other real estate owned	—	314
Bank premises and equipment, net	17,950	17,385
Goodwill	13,815	13,815
Intangible assets (net of accumulated amortization: $5,054 and $4,884)	825	995
Accrued interest receivable	3,988	3,415
Cash surrender value of life insurance policies	20,846	20,580
Deferred taxes	1,935	1,249
Other assets	3,145	3,390
Total Assets	$1,287,137	$1,112,448
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$325,531	$237,852
Demand (interest bearing)	188,487	153,314
Money market	251,242	239,504
Savings and other	170,537	161,112
Certificates of deposit	149,802	127,724
Total deposits	1,085,599	919,506
Repurchase agreements	7,809	8,530
Federal Home Loan Bank of Boston advances	55,118	50,887
Subordinated debt	9,871	9,859
Note payable	228	246
Finance lease obligations	1,696	1,718
Accrued interest and other liabilities	8,372	8,047
Total Liabilities	1,168,693	998,793
Shareholders' Equity
Common stock - $0.10 per share par value
Authorized: 5,000,000
Issued: 2,843,292 and 2,825,912
Outstanding: 2,843,292 and 2,825,912	284	283
Unearned compensation - restricted stock awards	(1,031)	(795)
Paid-in capital	45,096	44,490
Retained earnings	71,461	68,320
Accumulated other comprehensive income, net	2,634	1,357
Total Shareholders' Equity	118,444	113,655
Total Liabilities and Shareholders' Equity	$1,287,137	$1,112,448

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three months ended		Six months ended
Periods ended June 30, (in thousands, except per share amounts)	2020	2019	2020	2019
Interest and dividend income
Interest and fees on loans	$10,313	$9,880	$20,300	$19,814
Interest on debt securities:
Taxable	409	583	864	1,204
Tax exempt	171	117	356	189
Other interest and dividends	51	252	142	479
Total interest and dividend income	10,944	10,832	21,662	21,686
Interest expense
Deposits	988	1,999	2,497	3,795
Repurchase agreements	4	4	10	7
Finance lease	35	46	71	92
Note payable	4	4	7	8
Subordinated debt	156	156	312	312
Federal Home Loan Bank of Boston advances	140	279	359	691
Total interest expense	1,327	2,488	3,256	4,905
Net interest and dividend income	9,617	8,344	18,406	16,781
Provision for loan losses	1,806	151	3,512	445
Net interest and dividend income after provision for loan losses	7,811	8,193	14,894	16,336
Non-interest income
Trust and wealth advisory	1,031	1,044	2,061	1,950
Service charges and fees	598	1,012	1,503	1,932
Gains on sales of mortgage loans, net	252	1	313	8
Mortgage servicing, net	66	80	133	156
Gains on CRA mutual fund	8	12	22	23
Gains on available-for-sale securities, net	181	281	182	272
BOLI income and gains	133	87	266	166
Other	47	31	80	68
Total non-interest income	2,316	2,548	4,560	4,575
Non-interest expense
Salaries	2,411	2,959	5,261	5,952
Employee benefits	1,037	1,042	2,183	2,227
Premises and equipment	981	1,004	1,891	1,976
Data processing	557	577	1,098	1,086
Professional fees	758	583	1,385	1,118
OREO gains, losses and write-downs, net	—	270	—	322
Collections, OREO, and loan related	79	79	104	209
FDIC insurance	103	140	208	303
Marketing and community support	169	151	293	307
Amortization of core deposit intangibles	83	99	170	203
Other	611	535	1,133	947
Total non-interest expense	6,789	7,439	13,726	14,650
Income before income taxes	3,338	3,302	5,728	6,261
Income tax provision	604	599	947	1,124
Net income	$2,734	$2,703	$4,781	$5,137
Net income allocated to common stock	$2,691	$2,671	$4,704	$5,079

Basic earnings per common share	$0.96	$0.96	$1.68	$1.83
Diluted earnings per common share	$0.96	$0.95	$1.68	$1.82
Common dividends per share	$0.29	$0.28	$0.58	$0.56

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019
Total assets	$1,287,137	$1,145,751	$1,112,448	$1,144,240	$1,119,212
Loans receivable, net	1,040,358	949,142	927,413	915,083	910,573
Total securities	93,717	94,966	95,925	98,270	103,857
Deposits	1,085,599	965,620	919,506	966,178	950,723
FHLBB advances	55,118	40,932	50,887	37,828	32,769
Shareholders’ equity	118,444	116,143	113,655	111,580	108,948
Wealth assets under administration	704,052	639,457	777,503	752,467	713,319
Discretionary wealth assets under administration	480,456	425,359	498,737	475,482	464,537
Non-discretionary wealth assets under administration	223,596	214,098	278,766	276,985	248,782
Non-performing loans	4,815	3,188	3,621	5,370	5,062
Non-performing assets	4,815	3,188	3,935	5,687	5,463
Accruing loans past due 30-89 days	2,656	6,109	2,077	1,784	2,473
Net interest and dividend income	9,617	8,787	8,665	8,667	8,344
Net interest and dividend income, tax equivalent(1)	9,786	8,954	8,839	8,831	8,486
Provision for loan losses	1,806	1,706	417	94	151
Non-interest income	2,316	2,245	2,419	2,256	2,548
Non-interest expense	6,789	6,936	7,080	7,184	7,439
Income before income taxes	3,338	2,390	3,587	3,645	3,302
Income tax provision	604	343	578	657	599
Net income	2,734	2,047	3,009	2,988	2,703
Net income allocated to common shareholders	2,691	2,013	2,960	2,940	2,671

Per share data
Basic earnings per common share	$0.96	$0.72	$1.06	$1.06	$0.96
Diluted earnings per common share	0.96	0.72	1.06	1.05	0.95
Dividends per common share	0.29	0.29	0.28	0.28	0.28
Book value per common share	41.66	41.05	40.22	39.52	38.59
Tangible book value per common share - Non-GAAP ⁽[2]⁾	36.51	35.85	34.98	34.24	33.28
Common shares outstanding at end of period (in thousands)	2,843	2,829	2,826	2,823	2,823
Weighted average common shares outstanding, to calculate basic earnings per share (in thousands)	2,796	2,788	2,781	2,783	2,780
Weighted average common shares outstanding, to calculate diluted earnings per share (in thousands)	2,804	2,797	2,794	2,795	2,793

Profitability ratios
Net interest margin (tax equivalent) (1)	3.31%	3.35%	3.34%	3.29%	3.19%
Efficiency ratio (3)	56.22	61.36	61.81	62.90	65.81
Effective income tax rate	18.11	14.35	16.11	18.02	18.14
Return on average assets	0.89	0.73	1.07	1.05	0.97
Return on average common shareholders’ equity	9.36	7.07	10.56	10.73	10.07

Credit quality ratios
Non-performing loans to loans receivable, gross	0.46	0.33	0.39	0.58	0.55
Accruing loans past due 30-89 days to loans receivable, gross	0.25	0.64	0.22	0.19	0.27
Allowance for loan losses to loans receivable, gross	1.18	1.11	0.95	0.96	0.97
Allowance for loan losses to non-performing loans	256.9	333.0	245.64	164.73	175.56
Non-performing assets to total assets	0.37	0.28	0.35	0.50	0.49

Capital ratios
Common shareholders' equity to assets	9.20%	10.14%	10.22%	9.75%	9.73%
Tangible common shareholders' equity to tangible assets - Non-GAAP(2)	8.16	8.97	9.01	8.56	8.51
Tier 1 leverage capital (4)	8.95	9.65	9.60	9.27	9.10
Total risk-based capital (4)	13.15	12.97	12.84	12.58	12.57
Common equity tier 1 capital (4)	11.90	11.79	11.83	11.57	11.54

(1) Adjusted to reflect the U.S. federal statutory benefit on income derived from tax-exempt securities and loans.

(2) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.
(3) Calculated as follows: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions and litigation expenses.

(4) Represents the capital ratios of the Bank.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019
Common Shareholders' Equity	$118,444	$116,143	$113,655	$111,580	$108,948
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(825)	(908)	(995)	(1,086)	(1,180)
Tangible Common Shareholders' Equity	$103,804	$101,420	$98,845	$96,679	$93,953
Total Assets	$1,287,137	$1,145,751	$1,112,448	$1,144,240	$1,119,212
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(825)	(908)	(995)	(1,086)	(1,180)
Tangible Total Assets	$1,272,497	$1,131,028	$1,097,638	$1,129,339	$1,104,217
Common Shares outstanding	2,843	2,829	2,826	2,823	2,823

Book value per Common Share – GAAP	$41.66	$41.05	$40.22	$39.52	$38.59
Tangible book value per Common Share - Non-GAAP	36.51	35.85	34.98	34.24	33.28
Tangible common shareholders’ equity to tangible total assets - Non-GAAP	8.16%	8.97%	9.01%	8.56%	8.51%

Consolidated:
Non-interest expense	$6,789	$6,936	$7,080	$7,184	$7,438
Less: Amortization of core deposit intangibles	(83)	(87)	(91)	(93)	(99)
Less: Foreclosed property expense including OREO gains, losses and Write downs	(7)	13	(27)	(115)	(271)
Adjusted non-interest expense	$6,699	$6,862	$6,962	$6,976	$7,068
Net interest and dividend income, tax equivalent	$9,786	$8,955	$8,839	$8,831	$8,486
Non-interest income	2,316	2,245	2,419	2,256	2,548
(Gains) losses on securities	(188)	(15)	4	3	(294)
Adjusted revenue	$11,914	$11,185	$11,262	$11,090	$10,740
Efficiency Ratio – Non-GAAP [1]	56.23%	61.36%	61.81%	62.90%	65.81%

1 Excluding revenue and expenses associated with trust & wealth advisory, the efficiency ratios would be: Q2 2020: 54.29%; Q1 2020: 59.83%; Q4 2019: 60.19%; Q3 2019: 61.13%; Q2 2019: 64.09%. If Q2 2020 results were normalized to exclude the impact of the COVID-19 pandemic, non-interest expense would increase by $538 thousand for deferred compensation costs and revenue would be adjusted to include waived deposit fees of $240 thousand and exclude PPP loan and fee income of $192 thousand and $369 thousand, respectively. The normalized efficiency ratio for Q2 2020 would have been 62.47% or 61.08%, excluding trust & wealth advisory.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income (unaudited)

At or for the quarters ended	Average Balance			Income / Expense			Average Yield / Rate
(dollars in thousands)	Q2 2020	Q1 2020	Q2 2019	Q2 2020	Q1 2020	Q2 2019	Q2 2020	Q1 2020	Q2 2019
Loans (a)(d)	$1,038,551	$948,035	$923,513	$10,428	$10,096	$9,984	4.02%	4.26%	4.31%
Securities (c)(d)	86,987	89,596	99,050	634	698	738	2.92	3.12	2.98
FHLBB stock	3,580	3,041	3,258	39	33	66	4.36	4.34	8.09
Short term funds (b)	49,105	23,218	35,853	12	58	186	0.10	1.00	2.08
Total interest-earning assets	1,178,223	1,063,890	1,061,674	11,113	10,885	10,974	3.77	4.09	4.13
Other assets	60,288	64,438	56,081
Total assets	$1,238,511	$1,128,328	$1,117,755
Interest-bearing demand deposits	$172,811	$154,604	$156,597	103	119	154	0.24	0.31	0.39
Money market accounts	237,667	240,680	209,351	239	560	558	0.40	0.93	1.07
Savings and other	171,436	164,174	184,346	102	234	456	0.24	0.57	0.99
Certificates of deposit	157,288	154,869	177,535	544	596	831	1.38	1.54	1.88
Total interest-bearing deposits	739,202	714,327	727,829	988	1,509	1,999	0.53	0.84	1.10
Repurchase agreements	4,773	5,672	3,334	4	7	4	0.34	0.49	0.47
Finance lease	2,987	3,050	4,509	35	36	46	4.69	4.72	4.07
Note payable	231	240	266	4	4	4	6.93	6.67	6.06
Subordinated debt	9,866	9,860	9,843	156	156	156	6.32	6.33	6.34
FHLBB/FRB borrowings	55,374	37,118	37,462	140	219	279	1.01	2.36	2.94
Total interest-bearing liabilities	812,433	770,267	783,243	1,327	1,931	2,488	0.65	1.00	1.27
Demand deposits	302,965	235,129	221,012
Other liabilities	6,029	6,856	5,862
Shareholders’ equity	117,084	116,076	107,638
Total liabilities & shareholders’ equity	$1,238,511	$1,128,328	$1,117,755
Net interest income (d)				$9,786	$8,954	$8,486
Spread on interest-bearing funds							3.12	3.09	2.86
Net interest margin (e)							3.31	3.35	3.19
(a)	Includes non-accrual loans.
(b)	Includes interest-bearing deposits in other banks and federal funds sold.
(c)	Average balances of securities are based on amortized cost.
(d)	Includes tax exempt income of $0.2 million, $0.2 million and $0.1 million, respectively for 2Q 2020, 1Q 2020 and 2Q 2019 on tax-exempt securities and loans for which income and yields are calculated on a tax-equivalent basis.
(e)	Net interest income divided by average interest-earning assets.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income (unaudited)

Six months ended June 30,	Average Balance		Income / Expense		Average Yield / Rate
(dollars in thousands)	2020	2019	2020	2019	2020	2019
Loans (a)(d)	$993,293	$920,915	$20,524	$20,021	4.13%	4.35%
Securities (c)(d)	88,292	97,856	1,332	1,454	3.02	2.97
FHLBB stock	3,310	3,723	72	138	4.35	7.41
Short term funds (b)	36,161	33,408	70	341	0.39	2.04
Total earning assets	1,121,056	1,055,902	21,998	21,954	3.92	4.16
Other assets	62,365	56,552
Total assets	$1,183,421	$1,112,454
Interest-bearing demand deposits	$163,707	$153,910	222	298	0.27	0.39
Money market accounts	239,173	204,572	799	1,032	0.67	1.01
Savings and other	167,805	184,266	336	907	0.40	0.98
Certificates of deposit	156,078	171,334	1,140	1,558	1.46	1.82
Total interest-bearing deposits	726,763	714,082	2,497	3,795	0.69	1.06
Repurchase agreements	5,223	3,039	10	7	0.38	0.46
Finance lease	3,019	4,293	71	92	4.70	4.29
Note payable	235	271	7	8	5.96	5.90
Subordinated Debt (net of issuance costs)	9,864	9,841	312	312	6.33	6.34
FHLBB advances	46,247	48,507	359	691	1.55	2.85
Total interest-bearing liabilities	791,351	780,033	3,256	4,905	0.82	1.26
Demand deposits	269,031	219,825
Other liabilities	6,460	6,504
Shareholders’ equity	116,579	106,092
Total liabilities & shareholders’ equity	$1,183,421	$1,112,454
Net interest income			$18,742	$17,049
Spread on interest-bearing funds					3.10	2.90
Net interest margin (e)					3.33	3.22

(a)	Includes non-accrual loans.
(b)	Includes interest-bearing deposits in other banks and federal funds sold.
(c)	Average balances of securities are based on historical cost.
(d)	Includes tax exempt income benefit of $0.3 million and $0.3 million, respectively for 2020 and 2019 on tax-exempt securities and loans whose income and yields are calculated on a tax-equivalent basis. The income benefit reflected the U.S. federal statutory tax rate of 21.0% for 2020 and 2019.
(e)	Net interest income divided by average interest-earning assets.